3: MG Small Cap Fund 10f3

MG Small Cap Fund 10f3

Transactions Q3 2000



	Security Purchased    	Comparison Security    	Comparison Security
Issuer	3-Dimensional Pharmaceuticals, Inc	Discovery Partners Inc	Aurora Biosciences
Underwriters

Bear Stearns, Chase, US Bancorp Piper

Jaffray, Deutsche Banc, DLJ, FleetBoston Robertson Stephens, ING Barings, Lehman, Prudential, SG Cowen, UBS Warburg, Adams Harkness Hill, Aegis Capital, Wm Blair,

Blaylock, First Security, Gerard Klaur Mattison, Janney Montgomery Scott, Legg Mason, Pacific Growth, Scott & Stringfellow, Tucker Anthony

		Chase H&Q, UBS Warburg, Lehman Bros, etc., including Deutsche Banc Alex Brown	DB Alex Brown, Hambrecht & Quist, Robertson Stephens
Years of continuous operation, including predecessors	>3	>3	>2
Security	DDDP	DPII	ABSC
Is the affiliate a manager or co-manager of offering?	No	No	Yes
Name of underwriter or dealer from which purchased	Bear Stearns	n/a	n/a
Firm commitment underwriting?	Yes	Yes	Yes
Trade date/Date of Offering	8/4/2000	7/27/2000	6/19/1997
Total dollar amount of offering sold to QIBs	$ -	$ -	$ -
Total dollar amount of any concurrent public offering	$ 75,000,000	$ 90,000,000	$ 40,000,000
Total	$ 75,000,000	$ 90,000,000	$ 40,000,000
Public offering price	$ 15.00	$ 18.00	$ 10.00
Price paid if other than public offering price	n/a	n/a
Underwriting spread or commission	$ 1.05 (7%)	$ 1.26 (7%)	$ 0.70 (7%)
Shares purchased	600	n/a	n/a
$ amount of purchase	$ 9,000	n/a	n/a
% of offering purchased by fund	0.012%	n/a	n/a
% of offering purchased by associated funds*	0.026%	n/a	n/a
Total	0.038%	n/a	n/a
*Small Cap Active Equity